Exhibit 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc.
Announces New President

New York, NY, February 2, 2015 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that its Board of Directors has appointed Eric Sills as President of the Company. Mr. Sills, 46, is currently Vice President Global Operations. Mr. Sills will now join the Office of the Chief Executive, where he will serve together with Lawrence Sills, Chairman and CEO; John Gethin, COO; and James Burke, Vice President Finance and CFO.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Mr. William Turner, Standard Motor Products’ Presiding Independent Director, stated, “We are very pleased to announce this appointment. Eric joined the Company in 1991, and has taken on leadership roles of increasing responsibility. He is currently responsible for all manufacturing, distribution, engineering and supply chain management both in the U.S. and worldwide. Under Eric’s leadership, the Company has increased manufacturing capacity, expanded production in low cost areas, enhanced its global supply chain, and successfully integrated eight acquisitions in the past three years. All these have played a major role in increasing the Company’s profitability. In addition, during his 24 years with the Company, Eric has acquired extensive knowledge of the customers and the industry.

“In his new position, he will continue to be responsible for his current activities while becoming increasingly involved in sales, marketing, and finance. Our Board believes that Eric’s experience, expertise, and proven leadership will make him an ideal candidate to help lead the company into the future.”

Eric Sills earned an MBA from Columbia University and a BA from Bowdoin College. He is the son of Lawrence Sills, Standard’s Chairman and Chief Executive Officer.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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